Exhibit b.2
Dearborn Bancorp, Inc.
Pro Forma Income Statement for the Year ended December 31, 2006
(In thousands, except share and per share data)

	Dearborn	Fidelity	Adjustments		Combined

Interest income	$53,886	$16,096	($441)	a,b	$69,541
Interest expense	25,884	4,840	52	a,c	30,776

Net interest income	28,002	11,256	(493)		38,765
Provision for loan loss	943	400	—		1,343

Net interest income after provision for loan losses	27,059	10,856	(493)		37,422

Non-interest income	925	1,214	—		2,139
Non-interest expense	16,225	7,623	1,199	a,d	25,047

Income before income tax provision	11,759	4,447	(1,692)		14,514
Income tax provision	3,940	—	937	e,f	4,877

Net income	$7,819	$4,447	($2,629)		$9,637

Basic earnings per share					$1.07
Diluted earnings per share					$1.03

Weighted average shares outstanding — basic					9,028,878
Weighted average shares outstanding — diluted					9,328,726

a. Amortization of intangible assets and valuation allowances

Core Deposit Intangible	$878
Borrower Relationship Intangible	$209
Fixed Maturity Deposits	$29
Loan Portfolio	$41

Total	$1,156
b. Interest on federal funds sold due to utilization of federal funds sold to fund acquisition ($8 million@5%)	$400

c. Interest expense on short term debt financing	$23

d. Depreciation expense on increased building valuation $4,502,000 depreciated over 40 years	$113

e. Income tax expense on Fidelity net income for 2006 of $4,446 using a tax rate of 34%.	$1,512

f. Represents the tax impact footnotes a, b and c using a tax rate of 34%.	($575)